EXHIBIT 4.1

MALLINCKRODT INTERNATIONAL FINANCE S.A.

MALLINCKRODT CB LLC

as Issuers

and the Guarantors party hereto from time to time

5.625% Senior Notes due 2023

INDENTURE

Dated as of September 24, 2015

and

Deutsche Bank Trust Company Americas

as Trustee

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-ii-

-iii-

SECTION 13.05	When Notes Disregarded	93
SECTION 13.06	Rules by Trustee, Paying Agent and Registrar	93
SECTION 13.07	Legal Holidays	93
SECTION 13.08	GOVERNING LAW; Jurisdiction	93
SECTION 13.09	No Recourse Against Others	94
SECTION 13.10	Successors	94
SECTION 13.11	Multiple Originals	94
SECTION 13.12	Table of Contents; Headings	94
SECTION 13.13	Indenture Controls	94
SECTION 13.14	Severability	94
SECTION 13.15	Waiver of Jury Trial	94
SECTION 13.16	U.S.A. Patriot Act	94

Appendix A	–	Provisions Relating to Initial Notes and Additional Notes

EXHIBIT INDEX

Exhibit A	–	Form of Note
Exhibit B	–	Form of Transferee Letter of Representation
Exhibit C	–	Form of Supplemental Indenture

-iv-

INDENTURE, dated as of September 24, 2015, among MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg and being registered with the Luxembourg Register of Commerce and Companies under number B 172 865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), which are wholly owned subsidiaries of MALLINCKRODT PLC, a public limited company incorporated in Ireland (together with any successor thereto and subject to the terms of Section 4.02(c), the “Parent”), the Guarantors party hereto from time to time (as defined below) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”), registrar and paying agent.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $750,000,000.00 aggregate principal amount of the Issuers’ 5.625% Senior Notes due 2023 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Acquisition” means the acquisition of TGG Medical Solutions, Inc., a Delaware corporation, by Mallinckrodt Enterprises LLC, a Delaware limited liability company and a subsidiary of the Parent, pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated as of August 9, 2015, by and among the Parent, Mallinckrodt Enterprises LLC, TGG Medical Holdings, LLC and TGG Medical Solutions, Inc. (as amended, amended and restated, extended, supplemented or otherwise modified from time to time).

“Acquisition Documents” means the Acquisition Agreement (as defined herein), the Acquisition Agreement (as defined in the Existing 2015 Notes Indenture), the Merger Agreement (as defined in the Existing 2014 Notes Indenture) and any other agreements or instruments contemplated by either of the foregoing agreements, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Additional Notes” means the additional principal amount of Notes (other than the Initial Notes) that may be issued from time to time under this Indenture as part of the same series of Notes issued as of the date hereof.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, underwriting discounts, commissions, defeasance costs and fees in respect thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuer, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of the Note, at October 15, 2018 (such redemption price being set forth in Paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through October 15, 2018 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of the Parent or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Parent or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of an Issuer, the Parent or any other Guarantor in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition of assets of the Parent or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $25.0 million;

(e) any disposition of property or assets, or the issuance of securities, by the Parent or a Restricted Subsidiary to the Parent or a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure or any similar action with respect to any property or other asset of the Parent or any of the Restricted Subsidiaries;

(h) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m) a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Securitization Financing, or any other disposition (including by capital contribution) of Permitted Securitization Facility Assets;

(n) any financing transaction with respect to property built or acquired by the Parent or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Indenture;

(o) dispositions in connection with Permitted Liens;

(p) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q) the sale of any property in a Sale/Leaseback Transaction within 12 months of the acquisition of such property;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t) any disposition under the Acquisition Documents; or

(u) dispositions by the Parent or any of the Restricted Subsidiaries to charitable foundations, not-for-profits or other similar organizations with an aggregate Fair Market Value not to exceed $5.0 million in any calendar year.

“Attributable Debt” means, as of any date of determination, as to Sale/Leaseback Transactions, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Securitization Subsidiary to a receivables seller or a receivables seller to another receivables seller in connection with the transfer, sale and/or pledge of Securitization Assets) which (i) if a Securitization Financing is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Securitization Financing is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Securitization Financing if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent or an Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Issuer to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Cadence IP License” shall mean that certain IV APAP Agreement dated as of February 21, 2006 by and among Cadence Pharmaceuticals, Inc. and Bristol-Myers Squibb Company (as amended, amended and restated, extended, supplemented or otherwise modified from time to time).

“Cadence IP Licensee” shall mean the licensee under the Cadence IP License from time to time.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” (i) shall not include the Notes (including, for the avoidance of doubt any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed to be such a direct placement), or any Indebtedness under the Credit Agreement, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Parent or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Parent and the Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Parent as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Parent and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or the national currency of any member state in the European Union or such local currencies held from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(7) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(8) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Restricted Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent or any of its Subsidiaries.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Parent and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Parent or any of its Subsidiaries;

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Parent, in each case, other than an acquisition where the holders of the Voting Stock of the Parent as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Parent or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Parent as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Parent immediately after such acquisition (other than any Person who previously acquired Equity Interests of the Parent in a transaction constituting a Change of Control as to which a Change of Control Offer was consummated)), in which case, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of such ultimate parent of the Parent or successor thereto; or

(3) the Parent, together with its direct or indirect Wholly Owned Subsidiaries, ceases to own 100% of the Issuer’s Voting Stock (other than by way of a transaction permitted by Section 5.01).

“Code” means the Internal Revenue Code of 1986, as amended.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) gross interest expense of such Person for such period on a consolidated basis, including (a) the amortization of debt discounts, (b) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the Incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (d) net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and excluding unrealized mark-to-market gains and losses attributable to such Hedging Obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees; plus

(2) capitalized interest of such Person, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such Person or any of its Restricted Subsidiaries that are payable to Persons other than the Parent and the Restricted Subsidiaries.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, however, that, without duplication:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges or change in control payments related to the Transactions or the Separation, in each case, shall be excluded;

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(4) (a) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (b) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of calculating the Cumulative Credit, the Net Income for such period of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such Person or a Subsidiary of such Person (subject to the provisions of this clause (7)), to the extent not already included therein;

(8) any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to GAAP, shall be excluded;

(9) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;

(10) any (a) non-cash compensation charges, (b) costs and expenses after August 13, 2014 related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded;

(11) accruals and reserves that are established or adjusted within 12 months after the Issue Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(12) the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(13) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(14) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so excluded to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than United States dollars will be converted to United States dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum of (without duplication) (i) all Indebtedness of the type set forth in clauses (1), (2), (5) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Total Indebtedness), (6), (8) (other than letters of credit, to the extent undrawn), (9) (other than bankers’ acceptances to the extent undrawn), (11) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Total Indebtedness) and (12) of the definition of “Indebtedness” and (ii) the amount of all obligations with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any Preferred Stock (of any Restricted Subsidiary that is not a Guarantor or an Issuer) of the Parent, the Issuers and the Restricted Subsidiaries, in each case determined on a consolidated basis on such date; provided that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Total Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that the Parent or any such Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Total Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Total Net Leverage Ratio is made (the “Consolidated Total Net Leverage Calculation Date”), then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which at any time its corporate trust business shall be administered, or such other address as the Trustee may designate from time to time by notice to the holders and the Issuer, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the holders and the Issuer).

“Credit Agreement” means (i) the credit agreement, dated as of March 19, 2014, among the Issuers, as borrowers, the Parent, as guarantor, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (ii) the incremental assumption agreement no. 1, dated as August 14, 2014, among the Issuers, as borrowers, certain subsidiaries of the Issuer, as guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (iii) the refinancing amendment no. 1 and incremental assumption agreement no. 2, dated as August 28, 2015, among the Issuers, as borrowers, the Parent and certain subsidiaries of the Parent, as guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”) and (iv) whether or not any credit agreement referred to in clause (i), the incremental assumption agreement no. 1 referred to in clause (ii) or the refinancing amendment no. 1 and incremental assumption agreement no. 2 referred to in clause (iii) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents (including, without limitation, intercreditor agreements) relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) (a) $250 million plus (b) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from June 28, 2014 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Parent after August 13, 2014 (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiii)) from the issue or sale of Equity Interests of the Parent (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Parent or a Restricted Subsidiary), plus

(3) 100% of the aggregate amount of contributions to the capital of the Parent received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Parent after August 13, 2014 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xiii)), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Parent or any Restricted Subsidiary issued after August 13, 2014 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Parent (other than Disqualified Stock) (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Parent or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Parent or any Restricted Subsidiary after August 13, 2014 from:

(A) the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of Restricted Investments made by the Parent and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Parent and the Restricted Subsidiaries by any Person (other than the Parent or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments under this Indenture would be increased by the receipt of such amount or property),

(B) the sale (other than to the Parent or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments or Permitted Investments under this Indenture would be increased by the receipt of such amount or property), or

(C) a distribution or dividend from an Unrestricted Subsidiary (other than to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments or Permitted Investments under this Indenture would be increased by the receipt of such amount or property), plus

(6) in the event any Unrestricted Subsidiary after August 13, 2014 has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Parent or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Parent or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $50.0 million, shall be determined by the Board of Directors of the Issuer) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments or Permitted Investments under this Indenture would be increased by such redesignation).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate of the Issuer, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Parent (other than Disqualified Stock), that is issued for cash (other than to the Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding and other than as a result of a change of control or asset sale; provided, however, that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1) the sum of, without duplication, in each case, to the extent deducted in calculating or otherwise reducing Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(b) (x) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Restricted Subsidiary of such Person or any Disqualified Stock of such Person and its Restricted Subsidiaries; plus

(c) depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

(d) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(e) any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Notes, the Credit Agreement or the Existing Notes; minus

(2) the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(a) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(b) any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Notes, the Credit Agreement or the Existing Notes.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of such Person will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of such Person, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s Capital Stock registered on Form F-4, S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Parent after August 13, 2014 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Parent or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.

“Excluded Subsidiary” means (i) each Unrestricted Subsidiary, (ii) each Subsidiary that is prohibited from guaranteeing the Notes by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to guarantee the Notes (unless such consent, approval, license or authorization has been received), (iii) each Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Notes on the Issue Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect) and (iv) any Securitization Subsidiary.

“Existing Notes” means (i) the $300,000,000 3.500% Senior Notes due 2018 issued pursuant to the Existing 2013 Senior Notes Indenture, together with any Exchange Securities (as defined in the Existing 2013 Senior Notes Indenture), (ii) the $600,000,000 4.750% Senior Notes due 2023 issued pursuant to the Existing 2013 Senior Notes Indenture, together with any Exchange Securities (as defined in the Existing 2013 Senior Notes Indenture), (iii) the $900,000,000 5.75% Senior Notes due 2022 issued pursuant to the Existing 2014 Senior Notes Indenture, (iv) the $700,000,000 4.875% Senior Notes due 2020 issued pursuant to the Existing 2015 Senior Notes Indenture, (v) the $700,000,000 5.500% Senior Notes due 2025 issued pursuant to the Existing 2015 Senior Notes Indenture and (vi) the Securities under (and as defined in) the Indenture dated as of April 30, 1992 by and among Tyco Laboratories, Inc. (now Ludlow Corporation) and Security Pacific National Trust Company (New York), with such notes described in this clause (vi) held by Persons other than the Parent and its Subsidiaries having an aggregate principal amount of $14,800,000 (as such amount may be reduced after giving effect to any prepayment, repayment, redemption, repurchase, defeasance or otherwise from time to time).

“Existing 2013 Senior Notes Indenture” means the Indenture, dated as of April 11, 2013, among the Issuer, as issuer, the Parent, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.

“Existing 2014 Senior Notes Indenture” means the Indenture, dated as of August 13, 2014, among the Issuer, as issuer, the US Co-Issuer, as US co-issuer, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.

“Existing 2015 Senior Notes Indenture” means the Indenture, dated as of April 15, 2015, among the Issuer, as issuer, the US Co-Issuer, as US co-issuer, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such Person.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Parent or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Securitization Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

To the extent (i) the Issuer elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) the Parent or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 4.03(c)(3), the Issuer shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which the Issuer makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person and its Restricted Subsidiaries for such period and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date, it being understood that, for purposes of this Indenture, all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP; provided that, at any time after adoption of IFRS by the Parent (or the relevant reporting entity) for its financial statements and reports for all financial reporting purposes, the Parent (or the relevant reporting entity) may irrevocably elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election and thereafter from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (2) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS (other than with respect to Capitalized Lease Obligations) with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (3) such election shall not have the effect of rendering invalid, impermissible or unpermitted any payment or Investment made prior to the date of such election or any Incurrence (or existence) of Indebtedness or Liens Incurred prior to the date of such election or any other action taken prior to the date of such election if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be and (4) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Parent shall give written notice of any election to the Trustee and the holders of the Notes within 15 days of such election. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness or Liens, and (ii) nothing herein shall prevent the Parent, any Restricted Subsidiary or the reporting entity from adopting or changing its functional or reporting currency in accordance with GAAP, or IFRS, as applicable; provided that such adoption or change shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election or any Incurrence of Indebtedness or Liens Incurred prior to the date of such adoption or change (or any other action) if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Guarantor in accordance with the provisions of this Indenture.

“Guarantor” means (x) each Subsidiary of the Parent that provides a Guarantee as of the Issue Date, (y) the Parent at any time that the Parent is a parent entity of the Issuer and (z) any Subsidiary of the Parent (other than an Issuer) that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of the Restricted Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means obligations in respect of any Hedging Agreement.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted by the European Union and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (other than with respect to Capitalized Lease Obligations).

“Ikaria Transactions” means Transactions (as defined in the Existing 2015 Notes Indenture, except to the extent that such definition incorporates by reference terms defined in the Existing 2014 Notes Indenture, which terms shall be as defined in the Existing 2014 Notes Indenture).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” of any Person means, without duplication,

(1) all obligations of such Person for borrowed money,

(2) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors Incurred in the ordinary course of business),

(3) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business),

(4) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance that (a) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (b) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (c) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,

(5) all guarantees by such Person of Indebtedness of others,

(6) all Capitalized Lease Obligations of such Person,

(7) Hedging Obligations, to the extent the foregoing would appear on a balance sheet of such Person as a liability,

(8) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,

(9) the principal component of all obligations of such Person in respect of bankers’ acceptances,

(10) [reserved],

(11) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed, and

(12) all Attributable Receivables Indebtedness with respect to Securitization Financings. The amount of Indebtedness of any Person for purposes of clause (11) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

Notwithstanding anything in this description to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, (x) the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (y) obligations under the Acquisition Documents, and any such amounts that would have constituted Indebtedness under this Indenture but for the application of clause (x) or (y) of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s or “BBB-” (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency in the event that either Moody’s and/or S&P has not then rated the Notes.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Parent or the Issuer) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have an “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) its “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Parent or the Issuer) at the time of such transfer.

“Issue Date” means September 24, 2015.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the Parent on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Subsidiary” means any Wholly Owned Domestic Subsidiary of the Parent (other than the Issuers), in each case, that as of the last day of the fiscal quarter of the Parent most recently ended, had assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of total revenues (including third party revenues but excluding intercompany revenues) of the Parent and its Wholly Owned Domestic Subsidiaries on a consolidated basis as of such date.

“Milestone Payments” means payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Parent or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Parent and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Guarantees.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the Notes.

“Offering Memorandum” means the Offering Memorandum, dated September 9, 2015, relating to the issuance of the Initial Notes.

“Officer” means, with respect to any Person, as applicable, (i) the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, or the Secretary of such Person or (ii) any director (administrateur), any manager (gérant), executive officer or Financial Officer of such Person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Indenture, or any other duly authorized employee or signatory of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be, to the extent such Person has an Officer meeting such description, the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person (or a comparable officer of a Foreign Subsidiary), which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to such Person.

“Pari Passu Indebtedness” means: (a) with respect to an Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu (or with respect to the Cadence IP Licensee, senior) in right of payment to such Guarantor’s Guarantee.

“Permitted Investments” means:

(1) any Investment in the Parent or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Parent or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6) loans and advances to officers, directors, employees or consultants of the Parent or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $35 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(7) any Investment acquired by the Parent or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Parent or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x);

(9) any Investment by the Parent or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $340.0 million and 2.25% of Total Assets at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Parent or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be the Parent or a Restricted Subsidiary;

(10) additional Investments by the Parent or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $2,250.0 million and 15% of Total Assets as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Parent or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Parent or a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Parent;

(12) Investments the payment for which consists of Equity Interests of the Parent (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (iv), (vi), (ix)(B) and (xvi) of Section 4.07(b));

(14) guarantees issued in accordance with Section 4.03 and Section 4.11 including, without limitation, any guarantee or other obligation issued or incurred under any Credit Agreement in connection with any letter of credit issued for the account of the Parent or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Securitization Financing or any related Indebtedness;

(17) Investments consisting of Permitted Securitization Facility Assets or arising as a result of a Securitization Financing;

(18) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Parent or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or the Restricted Subsidiaries;

(21) any Investment in any Subsidiary of the Parent or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business; and

(23) additional Investments in joint ventures and Unrestricted Subsidiaries not to exceed the sum of (A) the greater of $600.0 million and 4.0% of Total Assets when made, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be the Parent or a Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits and other Liens granted by such Person under workmens’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 4.03;

(B) Liens securing (x) Indebtedness Incurred pursuant to Section 4.03(b)(i) and (y) any other Indebtedness permitted to be Incurred under this Indenture if, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Secured Leverage Ratio of the Parent does not exceed 3.00 to 1.00; and

(C) Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv), (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) or (xvi) (to the extent the Secured Leverage Ratio of the Parent, after giving pro forma effect thereto, does not exceed 3.00 to 1.00 or is no more than such ratio immediately prior to such incurrence) of Section 4.03(b);

(7) Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8) Liens on assets, property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9) Liens on assets or property at the time the Parent or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of the Parent or a Restricted Subsidiary owing to the Parent or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;

(11) Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property, if any, securing such Indebtedness, property securing other Indebtedness or cash and Cash Equivalents;

(12) Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(15) Liens in favor of the Parent, an Issuer or any Guarantor;

(16) Liens on Permitted Securitization Facility Assets or the Equity Interests of any Securitization Subsidiary Incurred in connection with a Securitization Financing;

(17) pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (15) and (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (15) and (25) at the time the original Lien became a Permitted Lien under this Indenture, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);

(21) Liens on equipment of the Parent or any Restricted Subsidiary granted in the ordinary course of business to the Parent’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) (and by any Liens incurred under clause (20) hereof with respect to any refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by any Lien referred to in this clause (25)) that are at that time outstanding, exceed the greater of $600.0 million and 4.0% of Total Assets at the time of Incurrence;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(27) Liens on any amounts held by a trustee (i) in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Parent or any Restricted Subsidiary, (ii) under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or (iii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28) Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(30) Liens disclosed by the title insurance policies delivered pursuant to the Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Indenture;

(31) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent or any Restricted Subsidiary in the ordinary course of business;

(32) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(33) agreements to subordinate any interest of the Parent or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the Parent or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof; and

(35) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums.

“Permitted Securitization Facility Assets” means (i) Securitization Assets, (ii) Related Assets and (iii) loans to the Parent or any of its Subsidiaries secured by Securitization Assets (whether now existing or arising in the future) and Related Assets which are made pursuant to a Securitization Financing.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with a preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Questcor Transactions” means the Transactions (as defined in the Existing 2014 Notes Indenture).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Related Assets” means any assets related to any Securitization Assets including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets, any Hedging Obligations entered into by the Parent or any such Subsidiary in connection with such Securitization Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Securitization Assets or such Hedging Obligations and collections in respect of Securitization Assets or such Hedging Obligations).

“Record Date” has the meaning specified in Exhibit A hereto.

“Relevant Taxing Jurisdiction” means (i) Luxembourg, (ii) any jurisdiction from or through which such payment is made, (iii) any other jurisdiction in which an Issuer or such Guarantor is incorporated, organized, resident or engaged in business for tax purposes and (iv) any political subdivision of any of the foregoing.

“Restricted Cash” means cash and Cash Equivalents held by the Parent and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of the Parent or any of the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Parent.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or such Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between any of the Parent and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Parent, an Issuer or any such Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that, the Issuers may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

To the extent (i) the Issuer elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) the Parent or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 4.03(c)(3), the Issuer shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Secured Leverage Ratio for any period in which the Issuer makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent, an Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent, an Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such

Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Parent or any Restricted Subsidiary or in which the Parent or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) accounts receivable (including any bills of exchange), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (3) revenues related to distribution and merchandising of the products of the Parent and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Issuer in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries may sell, convey, transfer and/or pledge (either directly or through any other of the Parent and its Subsidiaries) of Permitted Receivables Facility Assets to (a) a Securitization Subsidiary, which in turn shall sell, convey, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to any other Person in return for the cash used by such Securitization Subsidiary to acquire such Permitted Receivables Facility Assets; or (b) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, so long as no portion of the Indebtedness or any other obligations (contingent or otherwise) under such securitization facility or facilities (i) is guaranteed by the Parent or any Restricted Subsidiary other than a Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent or any Restricted Subsidiary other than a Securitization Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset (other than Permitted Receivables Facility Assets or the Equity Interests of any Securitization Subsidiary) of the Parent or any Restricted Subsidiary other than a Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, in each case other than pursuant to Standard Securitization Undertakings.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Securitization Financing with the Parent or any of its Subsidiaries in which the Parent or any of its Subsidiaries makes an Investment and to which the Parent or any of its Subsidiaries transfers Securitization Assets and Related Assets) which engages in no activities other than in connection with the financing of Securitization Assets or Related Assets of the Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Parent or the Issuer (as provided below) as a Securitization Subsidiary and:

(a) with which neither the Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Issuer determines in good faith to be no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer (other than pursuant to Standard Securitization Undertakings); and

(b) to which neither the Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Parent or the Issuer shall be evidenced to the Trustee by filing with the Trustee an Officers’ Certificate of the Parent or the Issuer, as applicable, certifying that, to the best of such officers’ knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Separation” shall mean the separation of the pharmaceuticals business of Covidien plc from its other businesses, the transfer of the assets and liabilities associated with such pharmaceuticals business to the Parent, and the creation of the Parent as an independent, publicly traded company, in each case as further described in the information statement, dated June 17, 2013, filed with the SEC as Exhibit 99.2 to the Parent’s Current Report on Form 8-K on July 1, 2013.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business the majority of whose revenues are derived from (x) business or activities conducted by the Parent and its Subsidiaries on the Issue Date, (y) any business that is a natural outgrowth or reasonable extension, development or expansion of any business or activities conducted by the Parent and its Subsidiaries on the Issue Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (z) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any of its Subsidiaries which the Issuer has determined in good faith to be reasonably customary in a securitization financing transaction, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any note, the date specified in such note as the fixed date on which the final payment of principal of such note is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such note at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuers unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee; provided, however, that no guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Suspension Period” means the period of time between the Covenant Suspension Event and the Reversion Date.

“Swiss Withholding Tax” shall mean any tax in accordance with the Swiss Federal Law on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“Tax” means any tax, duty, levy, impost, assessment, deduction, withholding or other charge imposed by any governmental authority (including penalties, additions to tax, interest and any other liabilities related thereto).

“Taxing Authority” means any governmental or political subdivision, territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Therakos Transactions” means (a) the issuance and sale of the Notes pursuant to the Offering Memorandum, (b) the Incurrence of Indebtedness to finance the Acquisition and related costs and expenses and (c) the Acquisition.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Assets” means the total consolidated assets of the Parent and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Parent, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transactions” means (a) the Therakos Transactions, (b) the Ikaria Transactions and (c) the Questcor Transactions.

“Treasury Rate” means, as of the applicable redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2018; provided, however, that if the period from such redemption date to October 15, 2018 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the Corporate Trust Office of the Trustee, including any director, vice president, assistant vice president, associate or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent (other than the Issuers) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary of the Parent but excluding the Issuers) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any of the Restricted Subsidiaries other than Permitted Liens described in clause (18) of the definition thereof unless otherwise permitted under Section 4.04; provided, further, however that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04. As of the Issue Date, each of DT Merger Sub, Inc., a Delaware corporation, Ribogene, Inc., a Delaware corporation, and BioVectra, Inc. (USA), a Connecticut corporation is designated as an Unrestricted Subsidiary.

The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Parent could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Fixed Charge Coverage Ratio of the Parent would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Parent shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Parent, giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Section
$1.03(j)
Additional Amounts	4.17(a)
Affiliate Transaction	4.07(a)
Agent Members	Appendix A
Applicable Guarantee Limitations	4.11(b)
Applicable Law	13.16
Asset Sale Offer	4.06(b)
Authentication Order	2.03
Available Amount	12.09(b)
Bankruptcy Law	6.01
Clearstream	Appendix A
Change in Tax Law	3.10
Change of Control Offer	4.08(b)
covenant defeasance option	8.01(b)
Covenant Suspension Event	4.16
Custodian	6.01
Definitive Note	Appendix A
Depository	Appendix A
Directive	4.17(a)(v)
Documentary Taxes	4.17(e)
Euroclear	Appendix A
Event of Default	6.01
Excess Proceeds	4.06(b)

Term	Section
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(a)
IAI	Appendix A
Increased Amount	4.12(d)
Initial Notes	Preamble
Irish Guarantor	12.11
Issuer	Preamble
Issuers	Preamble
legal defeasance option	8.01(b)
Lux Guarantor	12.10
Net Assets	12.10
Notes	Preamble
Notes Custodian	Appendix A
Notice of Default	6.01
Parent	Preamble
Paying Agent	2.04(a)
Payoff Date	12.12(a)
Permitted Jurisdictions	5.01(a)(i)
protected purchaser	2.08
QIB	Appendix A
Refinancing Indebtedness	4.03(b)(xv)
Refunding Capital Stock	4.04(b)(ii)
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Regulation S Permanent Global Notes	Appendix A
Regulation S Temporary Global Notes	Appendix A
Related Parties	12.12(i)
Restricted Notes Legend	Appendix A
Restricted Obligations	12.09(a)
Restricted Payments	4.04(a)
Restricted Period	Appendix A
Restructured Debt Securities	12.12(b)
Retired Capital Stock	4.04(b)(ii)
Reversion Date	4.16
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Second Commitment	4.06(b)
Senior Indebtedness	12.12(a)
Senior Indebtedness Representative	12.12(a)
Special Mandatory Redemption Date	3.09(b)
Special Mandatory Redemption Price	3.09(a)
Successor Company	5.01(a)(i)
Successor Person	5.01(b)(i)
Suspended Covenants	4.16
Swiss Federal Tax Administration	12.09(d)(ii)(B)
Swiss Guarantor	12.09(a)
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A

Term	Section
Trigger Date	3.09(a)
Trustee	Preamble
U.S. dollars	1.03(j)
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
US Co-Issuer	Preamble

SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(j) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

SECTION 1.04 Special Luxembourg Provisions. In this Indenture, a reference to:

(a) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i) juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii) liquidateur appointed under Articles 141 to 151 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iii) juge-commissaire or liquidateur appointed under Article 203 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv) commissaire appointed under the Grand Ducal decree dated 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(v) juge délégué appointed under the Luxembourg act dated 14 April 1886 on the composition to avoid bankruptcy, as amended;

(b) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and

(c) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

ARTICLE II

THE NOTES

SECTION 2.01 Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $750,000,000.

The Issuers may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 3.08, 4.06(e), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto, and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes may, at the Issuer’s option, be treated as a single class of securities for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.

SECTION 2.02 Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by Depository participants in denominations of less than $2,000.

SECTION 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer of each Issuer (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $750,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.

As far as the Issuer is concerned, the Notes (in global or definitive form) will have to be signed pursuant to the articles of association of the Issuer or the resolutions of the Board of Directors of the Issuer. One Officer shall sign the Notes for each Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent as described immediately below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04 Registrar and Paying Agent.

(a) The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoint the Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes.

(b) Upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of the register for the Notes to enable it to maintain a register of the Notes at its registered office. Further, the Registrar(s) shall provide a copy of the register upon written request after any amendment has been made to the register(s).

(c) The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

(d) The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05 Paying Agent to Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on any Note, the Issuers shall deposit with the Paying Agent (or if the Parent or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If the Parent or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

SECTION 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges payable on transfer that are required by law in connection with any transfer or exchange pursuant to this Section. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.

Notwithstanding any register held and maintained by the Registrar or any other registrar appointed by the Issuers, the Issuer will keep a register of holders of Notes at its registered office (the “Register”), for the purpose of Luxembourg law. Ownership in respect of Notes is established by way of registration of the transfer of notes in the Register. In the case of a conflict between a register of Notes held by an agent of the Issuer and the Register, the Register will be prima facie evidence of ownership for Luxembourg law purposes, in the event of discrepancy between that register and the Register.

SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuers and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. Such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Issuers, with respect to the Issuers, to protect the Issuers, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.05, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers hold the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11 Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12 CUSIP Numbers, ISINs, Etc. The Issuers in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly advise the Trustee in writing of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.13 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 13.05 of this Indenture. Any calculation of the Applicable Premium or Additional Amounts made pursuant to this Section 2.13 shall be made by the Issuer and delivered to the Trustee pursuant to an Officers’ Certificate.

ARTICLE III

REDEMPTION

SECTION 3.01 Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 3.02 Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

SECTION 3.03 Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuers shall notify the Trustee in an Officers’ Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this Section 3.03 at least 30 days but not more than 60 days (or such shorter period as may be agreed by the Trustee) before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note. The Issuers may also include a request in such Officers’ Certificate that the Trustee give the notice of redemption in the Issuers’ name and at their expense and setting forth the form of such notice containing the information required by Section 3.05. Any such request shall be received in writing by the Trustee at least five (5) Business Days (or such shorter period as is acceptable to the Trustee) prior to the date on which such notice is to be given. Any such notice may be canceled if written notice from the Issuers of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Issuers shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.

SECTION 3.04 Selection of Notes to Be Redeemed. In the case of any partial redemption of Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.05 Notice of Optional Redemption.

(a) At least 30 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail, or delivered electronically if held by the Depository, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes pursuant to Article VIII.

Any such notice shall identify the Notes including CUSIP numbers to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to, but excluding, the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Issuers’ request, the Trustee shall deliver the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall notify the Trustee of such request at least five (5) Business Days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to holders. Such notice shall be in writing and may be sent to the Trustee via electronic mail. Except as set forth in paragraph 5 of the Note, the notice of redemption may not be canceled once delivered to holders of Notes by the Trustee.

SECTION 3.06 Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of paragraph 5 of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

SECTION 3.07 Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Parent or a Subsidiary thereof is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.

SECTION 3.08 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

SECTION 3.09 Special Mandatory Redemption.

(a) In the event that the Acquisition is not consummated on or prior to February 10, 2016, or the Acquisition Agreement is terminated in accordance with its terms at any time prior thereto (February 10, 2016 or such earlier date of termination, the “Trigger Date”), then the Issuers shall redeem in whole and not in part the aggregate principal amount of the Notes outstanding on the Special Mandatory Redemption Date at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”) (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) The Issuers shall cause a notice of special mandatory redemption to be mailed to the Trustee and mailed, or delivered electronically if held by the Depository, to the holders of the Notes at their registered addresses no later than the Business Day following the Trigger Date, which shall provide for the redemption of the Notes on the third Business Day (the “Special Mandatory Redemption Date”) following the date of such notice. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate.

(c) The provisions described in this Section 3.09 may not be waived or modified without the written consent of all holders of the Notes.

SECTION 3.10 Redemption for Changes in Withholding Taxes. The Issuers may, at their option, redeem all (but not less than all) of the Notes then outstanding, in each case at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which shall become due on the applicable redemption date as a result of the redemption or otherwise if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction, or the official written interpretation of such laws, which change or amendment is publicly announced and becomes effective after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing changes or amendments, a “Change in Tax Law”), the Issuers are, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Issuers (including, for the avoidance of doubt, the appointment of a new paying agent). Notwithstanding the foregoing, no such notice of redemption as a result of a Change in Tax Law will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obligated to pay Additional Amounts as a result of a Change in Tax Law and (b) unless, at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to any redemption of Notes pursuant to the preceding paragraph, the Issuers shall deliver to the Trustee (i) an Officers’ Certificate stating that the Issuers are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (ii) an opinion of independent tax counsel reasonably acceptable to the Trustee to the effect that a Change in Tax Law has occurred that would entitle the Issuers to redeem the Notes. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.

ARTICLE IV

COVENANTS

SECTION 4.01 Payment of Notes; Segregated Account. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 10:00 a.m., New York City time, money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

The Issuers shall maintain the proceeds of the Notes in a segregated account until such time as the Issuers shall use the proceeds in connection with the Acquisition.

SECTION 4.02 Reports and Other Information.

(a) Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as any Notes are outstanding hereunder, the Parent will furnish to the Trustee and holders the following:

(i) within the time periods specified in the SEC’s rules and regulations for non-accelerated filers, all quarterly and annual financial information of the Parent that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or any successor comparable forms) if the Parent were required to file such Forms; and

(ii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time periods specified in the SEC’s rules and regulations), current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports;

provided that such reports will not be required to contain the separate financial information for the Issuers or the Guarantors contemplated by Rule 3-10 under Regulation S-X promulgated by the SEC (or any successor provision). In addition to providing such information to the Trustee, the Parent shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to clauses (1) and (2) of this paragraph, by posting such information to its website or on IntraLinks or any comparable online data system or website, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

(b) If the Parent has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent, then the annual and quarterly information required by clause (1) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) In the event that:

(i) any direct or indirect parent of the Parent (together with its Subsidiaries other than the Parent and its Subsidiaries)

(1) had consolidated net sales of less than 2.5% of the consolidated net sales of such parent entity and all of its Subsidiaries for the most recently ended four fiscal quarter period of such parent entity; and

(2) had total assets (excluding investments in Subsidiaries, intercompany receivables, intercompany loan receivables, and any other item that would be eliminated in the consolidation of such parent entity’s consolidated financial statements) of less than 5.0% of the consolidated total assets of such parent entity and all of its Subsidiaries as of the end of the most recently ended fiscal quarter of such parent;

(ii) in connection with any reporting requirements described in clause (i) of Section 4.02(a), the Parent delivers consolidating financial information that explains, in a reasonable level of detail, the differences between the information relating to any direct or indirect parent entity of the Parent and such entity’s Subsidiaries other than the Parent and its Subsidiaries, on the one hand, and the information relating to the Parent and its Subsidiaries on a stand-alone basis, on the other hand; or

(iii) any direct or indirect parent of the Parent is or becomes a Guarantor of the Notes,

consolidating reporting at such parent entity’s level in a manner consistent with that described in clause (i) of Section 4.02(a) for the Parent will satisfy the requirements of such clause. Upon the occurrence of the event described in clause (iii) above, the Parent may designate such parent entity as the new Parent by delivering an Officers’ Certificate to such effect to the Trustee and such parent entity shall thereafter be deemed to be the Parent for all purposes under this Indenture. If any direct or indirect parent of the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then reporting by such parent entity in a manner consistent with that described in clause (ii) of Section 4.02(a) for the Parent will satisfy the requirements of such clause.

(d) In addition, the Parent will make such information available to prospective investors upon request. In addition, the Parent shall, after the Issue Date and for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) Notwithstanding the foregoing, the Parent will be deemed to have furnished the reports referred to in this Section 4.02 to the Trustee and the holders if the Parent has filed such reports with (or furnished such reports to) the SEC via the EDGAR filing system and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

(f) Delivery of any reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)(i) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Parent and the Issuers shall not permit any of the Restricted Subsidiaries (other than any Guarantor or Issuer) to issue any shares of Preferred Stock; provided, however, that the Parent, any Issuer and any other Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor or an Issuer may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed the greater of (x) $3,250.0 million and (y) the aggregate principal amount of Consolidated Total Indebtedness that at the time of Incurrence does not cause the Secured Leverage Ratio for the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 3.00 to 1.00; provided that for purposes of determining the amount of Indebtedness that may be incurred under clause (i)(y), all Indebtedness incurred under this clause (i) shall be treated as Secured Indebtedness;

(ii) the Incurrence by the Parent, the Issuers and the other Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the Guarantees;

(iii) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b)) including, without limitation, the Existing Notes and the guarantees thereof;

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by the Parent or any Restricted Subsidiary, Disqualified Stock issued by the Parent or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 360 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Attributable Debt in respect of any Sale/Leaseback Transaction not in violation of this Indenture in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed the greater of $600.0 million and 4.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v) Indebtedness Incurred by the Parent or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Parent to a Restricted Subsidiary or Disqualified Stock of the Parent issued to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not an Issuer or a Guarantor is subordinated in right of payment to the obligations of the Guarantee of the Parent; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) or shares of Disqualified Stock shall be deemed, in each case, to be an Incurrence of such Indebtedness or issuance of shares of Disqualified Stock, as applicable, not permitted by this clause (vii);

(viii) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock or Disqualified Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock or Disqualified Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Parent or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are not incurred for speculative purposes;

(xi) Obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of the Parent or an Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed the greater of $600.0 million and 4.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which the Parent or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii));

(xiii) Indebtedness or Disqualified Stock of the Parent or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by the Parent and the Restricted Subsidiaries since immediately after August 13, 2014 from the issue or sale of Equity Interests of the Parent or cash contributed to the capital of the Parent (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from the Parent, the Issuer or any of their Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 4.03(a) from and after the first date on which the Parent or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xiii));

(xiv) any guarantee by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Parent or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of the Parent or such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of the Issuers, such guarantee is Incurred in accordance with, or not in contravention of, Section 4.11 solely to the extent Section 4.11 is applicable;

(xv) the Incurrence by the Parent or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi) and (xx) of this Section 4.03(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 4.03) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 4.03(a) or clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi) and (xx) of this Section 4.03(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, underwriting discounts, commissions, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness);

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of an Issuer or a Guarantor, or (y) Indebtedness of the Parent or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (A) the Parent or any Restricted Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by the Parent or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Parent or any Restricted Subsidiary in accordance with the terms of this Indenture (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1) the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio of the Parent would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvii) Indebtedness Incurred in connection with a Securitization Financing that is not recourse to the Parent or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix) Indebtedness of the Parent or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness of Restricted Subsidiaries that are not Issuers or Guarantors (other than the Cadence IP Licensee, except for any Indebtedness of the Cadence IP Licensee owing to one or more Issuers or Guarantors); provided, however, that the aggregate principal amount for all such Indebtedness that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, does not exceed the greater of $900.0 million and 6.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xx) shall cease to be deemed Incurred or outstanding for purposes of this clause (xx) but shall be deemed Incurred for the purposes of Section 4.03(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xx));

(xxi) Indebtedness of the Parent or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness of the Parent or a Restricted Subsidiary to current or former officers, directors and employees of the Parent, or any of its Subsidiaries, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent to the extent described in Section 4.04(b)(iv);

(xxiii) Indebtedness in respect of Obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxiv) Indebtedness of, incurred on behalf of, or representing guarantees of Indebtedness of joint ventures, subject to compliance with Section 4.04; and

(xxv) Indebtedness of the Parent or any Restricted Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Restricted Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Restricted Subsidiaries.

(c) For purposes of determining compliance with this Section 4.03:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxv) of Section 4.03(b) above or is entitled to be Incurred pursuant to Section 4.03(a), then the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that Indebtedness outstanding under a Credit Agreement entered into on or prior to the Issue Date shall be incurred under clause (i) of Section 4.03(b) above and may not be reclassified;

(2) at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 4.03(a) or clauses (i) through (xxv) of Section 4.03(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 4.03 (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof); and

(3) in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under clause (i)(y) of Section 4.03(b), the Parent or the applicable Restricted Subsidiary may, by written notice to the Trustee at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Indenture to have been Incurred on the date of such prior notice.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Where any Indebtedness of any Person other than the Parent and the Restricted Subsidiaries is guaranteed by one or more of the Parent and the Restricted Subsidiaries, the aggregate amount of Indebtedness of the Parent and the Restricted Subsidiaries deemed to be Incurred or outstanding as a result of all such guarantees shall not exceed the amount of such guaranteed Indebtedness. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount (or, if applicable, the liquidation preference, face amount, or the like) of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the refinancing Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being refinanced, plus any additional Indebtedness Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, underwriting discounts, commissions, defeasance costs and fees in connection therewith.

Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Parent and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

SECTION 4.04 Limitation on Restricted Payments.

(a) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of the Parent’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Parent (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Parent; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Parent;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Parent, an Issuer or any other Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries after August 13, 2014 (including Restricted Payments permitted (or, if made prior to the Issue Date, that would have been permitted if this Indenture had been in effect on the date such Restricted Payments were made) by clauses (i) (to the extent that such Restricted Payment would have reduced the Cumulative Credit if made at the date of the declaration or giving of notice referred to therein and without duplication of any such reduction), (ii)(C) (to the extent that the reference to clause (vi) therein operates by reference to clause (vi)(C)), (vi)(C), (viii) and (xiii)(B) of Section 4.04(b), but excluding all other Restricted Payments permitted (or, if made prior to the Issue Date, that would have been permitted if this Indenture had been in effect on the date such Restricted Payments were made) by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or giving notice thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii)(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Parent, an Issuer or any other Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Parent or contributions to the equity capital of the Parent (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Parent) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Subsidiary of the Parent or the Issuer) of Refunding Capital Stock; and

(C) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Parent, an Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent, an Issuer or a Guarantor which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees, underwriting discounts, commissions and expenses incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Parent held by any future, present or former employee, director, officer or consultant of the Parent or any Subsidiary of the Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $50.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Parent or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Parent to employees, directors, officers or consultants of the Parent and the Restricted Subsidiaries that occurs after August 13, 2014 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (2) of the definition of “Cumulative Credit”), plus

(B) the cash proceeds of key man life insurance policies received by the Parent or the Restricted Subsidiaries after August 13, 2014;

provided that the Parent or the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; provided, further, that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Parent or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary issued or incurred in accordance with Section 4.03;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(B) [reserved]; and

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii);

provided, however, in the case of each of clauses (A) and (C) above of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock or Refunding Capital Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Parent would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) [reserved];

(viii) the payment of dividends on the Parent’s Capital Stock of up to 3.0% per annum of Market Capitalization;

(ix) Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(x) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $937.5 million and 6.25% of Total Assets as of the date such Restricted Payment is made;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii) [reserved];

(xiii) [reserved];

(xiv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xv) purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Securitization Financing and the payment or distribution of Securitization Fees;

(xvi) Restricted Payments by the Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described in Section 4.06 and Section 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Parent and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xix) any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Parent, the Issuer or the Restricted Subsidiaries to Affiliates, and any other payments made, whether payable on the Issue Date or thereafter, in each case to the extent permitted by Section 4.07;

(xx) any Restricted Payment made under the Acquisition Documents (as in effect on the Issue Date); and

(xxi) other Restricted Payments, provided that the Consolidated Total Net Leverage Ratio of the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, is less than 3.50 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (viii), (x), (xi) and (xxi) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Issuer) of such property.

(c) Neither the Parent nor the Issuers will permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Parent and the Issuers shall not, and shall not permit any Material Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of an Issuer or any Material Subsidiary to:

(a) pay dividends or make any other distributions to the Parent or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b) make loans or advances to the Parent or any Restricted Subsidiary that is a direct or indirect parent of such Material Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) (A) contractual encumbrances or restrictions in effect on the Issue Date and (B) contractual encumbrances or restrictions pursuant to the Credit Agreement, the other Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2) this Indenture, the Notes or the Guarantees;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Parent or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including, without limitation, licenses of intellectual property) or other contracts;

(12) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Securitization Financing;

(13) other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Parent or any Restricted Subsidiary that is an Issuer, a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not an Issuer, a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(14) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or

(15) any encumbrances or restrictions of the type referred to in Section 4.05(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness Incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06 Asset Sales.

(a) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Parent or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of each of the following shall be deemed to be Cash Equivalents for purposes of this provision:

(i) any liabilities (as shown on the Parent or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Parent or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise canceled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash received),

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent and each Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv) consideration consisting of Indebtedness of the Parent or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Parent or any Restricted Subsidiary, and

(v) any Designated Non-cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.06(a)(v) that is at that time outstanding, not to exceed the greater of $600.0 million and 4.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Within 365 days after the Parent’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Parent or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay (A) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under this Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (B) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (C) Notes Obligations or (D) other Pari Passu Indebtedness (provided that if the Parent, an Issuer or any Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness under this clause (D), the Issuer will equally and ratably reduce Notes Obligations in accordance with Article III of this Indenture, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent; or

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Parent), assets, or property or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.

In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 12-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless the Parent or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Parent or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later canceled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Parent or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $125.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any other Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such other Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or other Pari Passu Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such other Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $125.0 million by mailing, or delivering electronically if the Notes are held by the Depository, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such other Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such other Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee, upon receipt of written notice from the Issuer of the aggregate principal amount to be selected, shall select the Notes (but not such other Pari Passu Indebtedness) to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) [reserved].

(e) If more Notes (and such other Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes (but not such other Pari Passu Indebtedness) for purchase shall be made by the Trustee on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of the Depository, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such other Pari Passu Indebtedness shall be made pursuant to the terms of such other Pari Passu Indebtedness.

(f) Notices of an Asset Sale Offer shall be mailed by the Issuers by first class mail, postage prepaid, or delivered electronically if the Notes are held by the Depository, at least 30 days but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.07 Transactions with Affiliates.

(a) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Parent or the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Parent or the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Parent and/or any of the Restricted Subsidiaries (or an entity that becomes the Parent or a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Parent and any direct parent of the Parent; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Parent and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent or any Restricted Subsidiary;

(iv) transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(v) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Parent or the Issuer in good faith;

(vi) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(vii) the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(viii) the execution of the Transactions, and the payment of all fees, expenses, bonuses and awards related to the Transactions;

(ix)(A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Parent and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent or the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(x) any transaction effected as part of a Securitization Financing;

(xi) the issuance of Equity Interests (other than Disqualified Stock) of the Parent to any Person;

(xii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent, or the Board of Directors of a Restricted Subsidiary, as appropriate, in good faith;

(xiii) [reserved];

(xiv) any contribution to the capital of the Parent;

(xv) transactions permitted by, and complying with, Section 5.01;

(xvi) transactions between the Parent or any Restricted Subsidiary and any Person, a director of which is also a director of the Parent or any Restricted Subsidiary; provided, however, that such Person abstains from voting as a director of the Parent or such Restricted Subsidiary, as the case may be, on any matter involving such Person;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xix) any employment agreements entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(xx) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(xxi) [reserved]; and

(xxii) any purchase by the Parent or its Affiliates of Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any of the Restricted Subsidiaries; provided that such purchases are on the same terms as such purchases by such Persons who are not the Parent’s Affiliates.

SECTION 4.08 Change of Control.

(a) Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that they have previously or concurrently elected to redeem such Notes in accordance with Article III of this Indenture. In the event that at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this Section 4.08, then prior to the mailing of the notice to holders provided for in Section 4.08(b) but in any event within 30 days following any Change of Control with respect to the Notes, the Issuers shall: (i) repay in full all Bank Indebtedness or, if doing so will allow the purchase of the Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in Section 4.08(b).

(b) Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes by delivery of a notice of redemption in accordance with Article III of this Indenture, the Issuer shall mail, or deliver electronically if the Notes are held by DTC, a notice (a “Change of Control Offer”) to each holder of Notes with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically); and

(iv) the instructions determined by the Issuers, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice, or transfer such Note by book entry transfer to the Issuer, at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuers under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest, if any, to the holders entitled thereto (subject to the right of holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of such Change of Control Offer.

(f) Notwithstanding the foregoing provisions of this Section 4.08, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding clause (f) and clause (i) below will have the status of Notes issued and outstanding.

(h) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

(i) If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption. Any such redemption shall be effected pursuant to Article III.

SECTION 4.09 Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on September 30, 2016, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If any Officer does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

SECTION 4.10 Further Instruments and Acts. Upon request of the Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11 Future Guarantors.

(a) The Parent shall cause each of its Wholly Owned Restricted Subsidiaries that is not an Excluded Subsidiary and that guarantees or becomes a borrower under the Credit Agreement or that guarantees any other Capital Markets Indebtedness of the Parent, an Issuer or any of the Guarantors to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Wholly Owned Restricted Subsidiary will guarantee the Guaranteed Obligations.

(b) Each Guarantee will be subject to such prudential limitations as the Issuer may in good faith determine to add to the terms of such Guarantee and limitations under applicable law and limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without (i) rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or under any applicable mandatory corporate law, (ii) resulting in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalization laws, retention of title claims, capital maintenance rules, general statutory limitations, or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Foreign Subsidiary to provide a guarantee or may require that the guarantee be limited by an amount or scope or otherwise or (iii) resulting, without corresponding limitations, in any (x) material risk to the officers of the applicable Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the applicable Guarantor of civil or criminal liability (all such limitations applicable to a given Guarantee, the “Applicable Guarantee Limitations”).

SECTION 4.12 Liens.

(a) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Parent or any Restricted Subsidiary securing Indebtedness of the Parent or a Restricted Subsidiary unless the Notes and the Guarantees are equally and ratably secured with (or, at the Issuers’ election, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that any such security shall be on a senior basis to any such Indebtedness that is by its express terms subordinated in right of payment to the Notes.

(b) Any Lien that is granted to secure the Notes or any Guarantee under Section 4.12(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee.

(c) For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of Capital Stock (other than Preferred Stock) of the Parent, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (11) of the definition of “Indebtedness.”

SECTION 4.13 Limitations on Activities of the US Co-Issuer. The US Co-Issuer shall not be permitted to and the Issuer will cause the US Co-Issuer not to hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary, (2) the Incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be Incurred under Section 4.03; and (3) activities incidental thereto.

SECTION 4.14 Maintenance of Office or Agency.

(a) The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 13.01.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.15 Existence. The Issuers shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their business; provided that the foregoing shall not prohibit any transaction permitted under Section 5.01; and provided, further, that the Issuers shall not be required to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence if (i) the Issuers shall determine in good faith the preservation, renewal or keeping in full force and effect thereof is no longer desirable in the conduct of the business of the Issuers or (ii) the failure to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence is not adverse in any material respect to the holders of the Notes.

SECTION 4.16 Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Parent and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and 5.01(a)(iv) (collectively the “Suspended Covenants”).

In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

The Issuer shall provide the Trustee with written notice of each Covenant Suspension Event or Reversion Date within five (5) Business Days of the occurrence thereof.

Additionally, during a Suspension Period the Parent will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Parent would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and, following the Reversion Date, such designation shall be deemed to have created an Investment pursuant to Section 4.04(c) at the time of such designation.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or (b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03(a) or (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period (except to the extent expressly set forth in the immediately preceding paragraph). Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a) (except to the extent expressly set forth in the immediately preceding paragraph). As described above, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Parent or the Restricted Subsidiaries during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Within 30 days of such Reversion Date, the Parent and the Issuers must comply with the terms of Section 4.11.

For purposes of Section 4.05, on the Reversion Date, any consensual encumbrances or consensual restrictions of the type specified in Section 4.05(a) or 4.05(b) thereof entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under Section 4.05(1)(A).

For purposes of Section 4.07, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Issuer entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.07(b)(vi).

For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

SECTION 4.17 Additional Amounts.

(a) All payments made by or on behalf of the Issuers or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless required by law. If any such withholding or deduction is required for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or under any Guarantee (including payments of principal, redemption price, interest or premium (if any)), the Issuers or such Guarantor, as the case may be, will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

(i) any Tax, to the extent such Tax would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of such Notes and the Relevant Taxing Jurisdiction (including being or having been a national, citizen or resident of, carrying on a business in, being or having been physically present in or having or having had a permanent establishment in, the Relevant Taxing Jurisdiction) other than a connection arising solely from the acquisition, ownership, holding or disposition of the Notes, the enforcement of rights under the Notes or any Guarantee or the receipt of payments under or in respect of the Notes or any Guarantee;

(ii) any Tax, to the extent such Tax is imposed or withheld as a result of the failure of the holder or beneficial owner of the Notes to comply with any reasonable written request of the Issuers addressed to the holder or beneficial owner and made at least 45 days before any such withholding or deduction would be payable, to satisfy any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such holder or beneficial owner which is required by applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, all or part of such Tax (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case, only to the extent such holder or beneficial owner is legally eligible to provide such certification or other documentation;

(iii) any Tax that would not have been imposed if the presentation of Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented within such 30-day period);

(iv) any estate, inheritance, gift, value added, sales or similar Tax;

(v) any Tax, to the extent such Tax imposed in respect of a holder or beneficial owner and required to be withheld or deducted pursuant to the European Union Directive on the taxation of savings income (the “Directive”) that was adopted by the ECOFIN Council of the European Union (the Counsel of EU finance and economic ministers) on June 3, 2003, or any other Directive implementing the conclusions of the ECOFIN meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, the Directive or the Luxembourg law of December 23, 2005;

(vi) any Tax that could have been avoided by the presentation of Notes (where presentation is required) for payment to another paying agent in a member state of the European Union;

(vii) any Tax payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Guarantee;

(viii) any withholding or deduction required pursuant to Sections 1471 through 1747 of the Code as of the Issue Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto; or

(ix) any combination of clauses (i) through (viii) above.

(b) The applicable withholding agent will (i) make any required withholding or deduction; and (ii) remit the full amount deducted or withheld to the Relevant Taxing Authority in accordance with applicable law. The Issuers or any Guarantor, as applicable, will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If certified copies of such tax receipts are not reasonably obtainable, the Issuers or such Guarantor, as applicable, shall provide the Trustee with other evidence of payment reasonably satisfactory to the Trustee. Such certified copies or other evidence shall be made available to holders upon request.

(c) Each of the Issuers and the Guarantors will indemnify and hold harmless each holder and beneficial owner from and against any Taxes withheld or deducted (other than Taxes excluded by clauses (i) through (ix) above) that are levied or imposed on a holder or beneficial owner (x) as a result of payments made under or with respect to the Notes or (y) with respect to any indemnification payments under the foregoing clause (x) or this clause (y), such that the net amount received by such holder or beneficial owner after such indemnification payments will not be less than the net amount the holder or beneficial owner would have received if the Taxes described in clauses (x) and (y) above had not been imposed.

(d) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium (if any) or interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e) The Issuers will pay any present or future stamp, issue, registration, court or documentary Taxes, or any other excise, property or similar Taxes, that arise in any jurisdiction from the execution, issuance, delivery, registration or enforcement of the Notes, any Guarantee, this Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes or the Guarantees (“Documentary Taxes”); provided that the Issuer will not be liable for any Luxembourg registration duties, which would become payable as a result of the registration, by any holder, of the documents relating to the Notes, any Guarantee, this Indenture, or any other document or instrument referred to herein or therein, when such registration is not required to enforce that holder’s rights under the documents relating to the Notes, any Guarantee, this Indenture, or any other document or instrument referred to herein or therein.

(f) The obligation to pay Additional Amounts and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture, and will apply mutatis mutandis to any successor to the Issuers or any Guarantor and to any jurisdiction in which any such successor is incorporated, organized, resident or engaged in business for tax purposes, or any jurisdiction from or through which any such successor makes payment on the Notes or any Guarantee, and any political subdivision or Taxing Authority thereof or therein.

ARTICLE V

SUCCESSOR COMPANY

SECTION 5.01 When Issuers and Guarantors May Merge or Transfer Assets.

(a) The Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the European Union or Switzerland (collectively, the “Permitted Jurisdictions”, and the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation or limited liability company (or equivalent of a corporation or limited liability company in any Permitted Jurisdiction listed in this clause (i)), a co-obligor of the Notes is a corporation or limited liability company (or such equivalent);

(ii) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(1) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio of the Parent would be no less than such ratio immediately prior to such transaction;

(v) if the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi) the Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) the Issuer may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary, provided that, unless after giving effect to such transaction, no Default shall have occurred and be continuing, the Issuer is the Successor Company, and (B) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in any Permitted Jurisdiction or may convert into a corporation, partnership or limited liability company (or similar entity), so long as the amount of Indebtedness of the Restricted Subsidiaries is not increased thereby. This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Restricted Subsidiaries.

(b) Subject to the provisions of Section 12.02(b), no Guarantor nor the US Co-Issuer shall, and the Parent shall not permit any such Guarantor or the US Co-Issuer to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Guarantor or the US Co-Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (a) such Guarantor or the US Co-Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than such Guarantor or the US Co-Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of a Permitted Jurisdiction (except that in the case of the US Co-Issuer, such surviving Person shall be organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof) (such Guarantor or the US Co-Issuer or such Person, as the case may be, being herein called the “Successor Person”) and the Successor Person (if other than such Guarantor or the US Co-Issuer, as applicable) expressly assumes all the obligations of such Guarantor or the US Co-Issuer, as applicable, under this Indenture and the Notes or its Guarantee, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the Trustee, or (b) in respect of any Guarantor other than the Parent, such sale, assignment, transfer, lease, conveyance or other disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and

(ii) the Successor Person (if other than such Guarantor or the US Co-Issuer, as applicable) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Person (if other than such Guarantor or the US Co-Issuer, as applicable) will succeed to, and be substituted for, such Guarantor or the US Co-Issuer, as applicable, under this Indenture and the Notes or the Guarantee, as applicable, and such Guarantor or the US Co-Issuer, as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes or its Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may merge, amalgamate or consolidate with an Issuer or another Guarantor.

In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up or convert into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to an Issuer or any Guarantor.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. An “Event of Default” occurs if:

(a) there is a default in any payment of interest on any Note when due, and such default continues for a period of 30 days,

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon redemption (including a Special Mandatory Redemption), upon required repurchase, upon declaration or otherwise,

(c) there is a failure by the Parent for 90 days after receipt of written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements in Section 4.02,

(d) there is a failure by the Parent or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) and (c) above) contained in the Notes or this Indenture,

(e) there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Parent or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $125.0 million or its foreign currency equivalent,

(f) the Parent or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Parent or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Parent or any Significant Subsidiary or for any substantial part of its property;

(iii) orders the winding up or liquidation of the Parent or any Significant Subsidiary; or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days,

(h) there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $125.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days, or

(i) the Guarantee of the Parent or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent or any other Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture or any Guarantee with respect to the Notes and such Default continues for 10 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (c) or (d) above shall not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Parent and Issuer, with a copy to the Trustee, of the default and neither the Parent nor the Issuers cure such default within the time specified in clauses (c) or (d) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or Event of Default (unless such Default or Event of Default has been cured before the end of such 30-day period), the status of such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) hereof with respect to the Issuers) occurs and is continuing, the Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Issuers occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration and its consequences if:

(a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of any of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder of Notes affected. When a Default is waived, it is deemed cured and the Issuers, the Trustee and the holders of Notes will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05 Control by Majority. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of the Notes or that would involve the Trustee in personal liability; provided that the Trustee does not have an affirmative duty to ascertain whether or not any action or forbearance on the part of a holder of a Note is unduly preferential or prejudicial to any other holder of a Note. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such holder has previously given the Trustee written notice that an Event of Default is continuing with respect to such holder’s Notes,

(ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder (it being understood that the Trustee shall have no obligation to ascertain whether or not such actions or forbearances are unduly prejudicial to any other holder).

SECTION 6.07 Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuers, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

SECTION 6.10 Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuers’ or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee for amounts due hereunder (including the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts in accordance with Section 7.07);

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuers or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each holder and the Issuers a notice that states the record date, the payment date and the amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. Neither the Issuers nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and the TIA.

SECTION 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l) The Trustee may request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

SECTION 7.03 Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h) or (i), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.01 hereof from the Issuers, any Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

SECTION 7.05 Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail, or deliver electronically if the Notes are held by DTC, to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as it determines that withholding notice is in the interests of the noteholders.

SECTION 7.06 [Reserved].

SECTION 7.07 Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time such compensation for the Trustee’s acceptance of this Indenture and its services hereunder as mutually agreed to in writing between the Issuers and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee or any predecessor Trustee and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Issuers or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuers, any Guarantor, any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers or any Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuers and the Guarantors, as applicable, and such parties in connection with such defense. The Issuers need not indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or negligence.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’ and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

SECTION 7.08 Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuers. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuers or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any holder of Notes who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11 Preferential Collection of Claims Against the Issuers. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01 Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium with respect to the Notes calculated as of the earlier of the date on which arrangements referred to in the foregoing clause (3) are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii) the Issuers and/or the Guarantors have paid all other sums payable under this Indenture; and

(iii) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture with respect to the Notes have been complied with.

(b) Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (“legal defeasance option”), and (ii) their obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, and 4.15 and the operation of Section 5.01 for the benefit of the holders of Notes, and Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g) with respect to Significant Subsidiaries only) and 6.01(h) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option with respect to the Notes notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option or their covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Guarantee with respect to the Notes.

If the Issuers exercise their legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and (g), with respect only to Significant Subsidiaries), 6.01(h) or 6.01(i) or because of the failure of an Issuer to comply with Section 5.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09, Article VII (including, without limitation, Sections 7.07 and 7.08) and this Article VIII and the rights and immunities of the Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Trustee under this Indenture shall survive such satisfaction and discharge.

SECTION 8.02 Conditions to Defeasance.

(a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;

(ii) with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the earlier of the date on which arrangements referred to in the succeeding sentence are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(iii) no Default specified in Section 6.01(f) or (g) with respect to the Issuer shall have occurred or is continuing on the date of such deposit;

(iv) the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(v) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(vi) such exercise does not impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b) Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes so discharged or defeased.

SECTION 8.04 Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance of Notes in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05 Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of principal of, premium, if any, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of the Holders.

(a) The Issuers and the Trustee may amend this Indenture, the Notes or the Guarantees without notice to or the consent of any holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under this Indenture and the Notes;

(iii) to provide for the assumption by a Successor Person (with respect to any Guarantor or the US Co-Issuer, as applicable), of the obligations of a Guarantor or the US Co-Issuer, as applicable, under this Indenture and the Notes or its Guarantee, as applicable;

(iv) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(v) to conform the text of this Indenture, the Notes or the Guarantees to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in this Indenture, the Notes or the Guarantees was intended by the Issuer to be a verbatim recitation of a provision in the “Description of Notes” in the Offering Memorandum, as stated in an Officers’ Certificate of the Issuer;

(vi) to add a Guarantee or collateral with respect to the Notes;

(vii) to secure the Notes;

(viii) to release a Guarantee as permitted by this Indenture;

(ix) to add to the covenants of the Parent or the Issuers for the benefit of the holders of the Notes or to surrender any right or power herein conferred upon the Parent or the Issuers;

(x) to make any change that does not adversely affect the rights of any holder of the Notes in any material respect; or

(xi) to effect any provision of this Indenture or to make changes to this Indenture to provide for the issuance of Additional Notes.

(b) After an amendment under this Section 9.01 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02 With Consent of the Holders. The Issuers and the Trustee may amend this Indenture, the Notes and the Guarantees, and any past Default or compliance with any provisions of this Indenture, the Notes or the Guarantees may be waived, with the consent of the Issuers and the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may:

(1) reduce the amount of Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III,

(5) make any Note payable in money other than that stated in such Note,

(6) expressly subordinate the Notes or any Guarantee to any other Indebtedness of an Issuer or any Guarantor (other than as contemplated herein with respect to the Cadence IP Licensee),

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8) make any change in the amendment provisions which require consent of each holder of a Note or in the waiver provisions as they relate to the Notes, or

(9) amend or waive the Issuers’ obligation to redeem the Notes through the Special Mandatory Redemption in a fashion that would adversely affect the holders of the Notes.

In addition, except for any release contemplated hereby, without the consent of the holders of at least 66 2/3% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may release the Guarantee with respect to the Notes of one or more Guarantors that individually or in the aggregate had (i) assets, as of the last day of the fiscal quarter of the Parent most recently ended, in excess of 75% of the assets of the Issuers and all Guarantors, taken as a whole, as of such date or (ii) EBITDA for the last four fiscal quarter period of the Parent most recently ended, in excess of 75% of the EBITDA of the Issuers and all Guarantors, taken as a whole, for such period.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective with respect to the Notes, it shall bind every holder of Notes. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers, the Guarantors and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders of the Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders of the Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of such Note to deliver it to the Trustee. The Trustee may place an appropriate notation on such Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for such Note shall issue and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.05 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officers’ Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and, with respect to any supplement relating to any Additional Securities, that such supplement is the legal, valid and binding obligation of the Issuers and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) with respect to any supplement relating to any Additional Securities, a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the holders of Notes required to consent thereto.

SECTION 9.06 Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of Notes of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

ARTICLE X

[Intentionally Omitted]

ARTICLE XI

[Intentionally Omitted]

ARTICLE XII

GUARANTEE

SECTION 12.01 Guarantee.

(a) Each Guarantor hereby jointly and severally guarantees, on an unsecured, unsubordinated basis, as a primary obligor and not merely as a surety, to each holder and to the Trustee and its successors and assigns the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”); provided, however, that any Guarantee provided by the Cadence IP Licensee shall be subordinated in right of payment to the Cadence IP Licensee’s obligations in respect of any secured Bank Indebtedness which by its terms requires such subordination. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.

(c) Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ obligations under this Indenture and the Issuers’ or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and, performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) The Guarantee of each Guarantor is, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future Pari Passu Indebtedness, senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

(f) Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g) Except as expressly set forth in Section 12.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of an Issuer or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the Trustee.

(i) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.

(j) Each Guarantor also agrees to pay any and all costs and expenses (including out-of-pocket attorneys’ fees and expenses) incurred by the Trustee in enforcing any rights under this Section 12.01.

(k) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.

SECTION 12.02 Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or under any applicable mandatory corporate law or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates. In addition, each Guarantee is subject to the Applicable Guarantee Limitations applicable thereto, if any.

(b) A Guarantee as to any Guarantor (other than, in the case of clauses (i) and (ii), a Guarantee of the Parent) shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Article XII upon:

(i) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(ii) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii) the release or discharge of the guarantee by such Guarantor of the Indebtedness under (i) the Credit Agreement and (ii) any Capital Markets Indebtedness of the Parent, any Issuer or any of the other Guarantors which created the obligation to guarantee the Notes;

(iv) the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(v) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

(c) The Guarantee (if any) of the Parent will only be released upon (iii) and (iv) above or upon the disposition of all or substantially all of the assets of the Parent in accordance with Section 5.01 in a transaction or series of related transactions that constitutes a Change of Control.

SECTION 12.03 [Intentionally Omitted].

SECTION 12.04 Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 12.05 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.06 Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 12.07 Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate as provided under Section 9.05.

SECTION 12.08 Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 12.09 Swiss Guarantee Limitation.

(a) If and to the extent that obligations of any Guarantor incorporated under the laws of Switzerland (for the purpose of this Section 12.09, each a “Swiss Guarantor”) under this Indenture are for the benefit of its direct or indirect affiliates (other than its direct or indirect wholly-owned subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the following provisions shall apply:

(b) The aggregate liability of a Swiss Guarantor for Restricted Obligations under this Indenture, including, without limitation, under the Guarantee, shall be limited to the extent and in the maximum amount of its profits and reserves available for distribution to its shareholders at the point in time such Swiss Guarantor’s obligations fall due (the “Available Amount”), provided that this is a requirement under applicable law at that time and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from performing Restricted Obligations hereunder in excess thereof, but merely postpone the performance date therefor until such times as performance is again permitted notwithstanding such limitation).

(c) Immediately after having been requested to perform Restricted Obligations under this Indenture, a Swiss Guarantor shall and any parent company of such Swiss Guarantor shall procure that such Swiss Guarantor will:

(i) if and to the extent requested by the Trustee or required under then applicable Swiss law, provide the Trustee, within 30 Business Days, with (a) an interim balance sheet audited by its statutory auditors, (b) the determination by the statutory auditors of the Available Amount based on such interim audited balance sheet and (c) a confirmation from the statutory auditors of such Swiss Guarantor that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(ii) take such further corporate and other action which may be necessary at the time (such as board and shareholders’ approvals and the receipt of any confirmations from its statutory auditors) in order to allow a prompt payment under this Indenture or any other Notes documentation with a minimum of limitations; and/or

(iii) immediately after confirming the Available Amount in accordance with sub-paragraph (i) above, procure that any amounts received or collected by the Trustee under and in connection with Restricted Obligations under this Indenture or any other Notes documentation in excess of the Available Amount shall be retransferred to it as soon as possible and, if not already done so, be paid up to the Available Amount (less, if required, any Swiss Withholding Tax) to the Trustee.

(d) If so required under applicable law (including double tax treaties) in force at the time it is required to perform Restricted Obligations under this Indenture, a Swiss Guarantor shall:

(i) use its best efforts to ensure that any payments under this Indenture or any other Notes documentation can be made without deduction of Swiss Withholding Tax or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii) if and to the extent required by applicable law in force at the relevant time (including double taxation treaties):

(A) deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as is in force at that time) from any payment under this Indenture or any other Notes documentation;

(B) pay the Swiss Withholding Tax to the tax authorities referred to in Article 34 of the Swiss Federal Law on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) (the “Swiss Federal Tax Administration”); and

(C) notify and provide evidence to the Trustee that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

(e) Unless grossing-up is explicitly permitted under the laws of Switzerland then in force, a Swiss Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the holders of Notes for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in this Indenture, provided that this should not in any way limit any obligations of the Issuers or the other guarantors under this Indenture or any other Notes documentation to indemnify the holders of Notes in respect of the deduction of the Swiss Withholding Tax, including, without limitation, any tax indemnity undertaking under this Indenture.

(f) A Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Trustee upon receipt any amount so refunded.

SECTION 12.10 Luxembourg Guarantee Limitation.

Notwithstanding anything to the contrary contained in this Indenture, with respect to any Guarantor established and organized under the laws of Luxembourg (together the “Lux Guarantors”, and each a “Lux Guarantor”), the aggregate obligations and exposure of the relevant Lux Guarantor, in respect of the obligations of the Issuers or any other Guarantor which is not a direct or indirect subsidiary of the relevant Lux Guarantor, under this Indenture and the Credit Agreement, shall be limited at any time to an aggregate amount not exceeding 90% of the greater of (without double counting):

(a) an amount equal to the sum of the relevant Lux Guarantor’s Net Assets (as defined below) and its subordinated debt (dettes subordonnées) (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the Luxembourg Companies Register and the accounting and annual accounts of undertakings, as amended), as reflected in the most recent financial information of the relevant Lux Guarantor available to the Trustee as at the date at which the Lux Guarantor accedes to a Supplemental Indenture, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (conseil de gérance) or by its board of directors (conseil d’administration) (as applicable); and

(b) an amount equal to the sum of the relevant Lux Guarantor’s Net Assets (as defined below) and its subordinated debt (dettes subordonnées) (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the Luxembourg Companies Register and the accounting and annual accounts of undertakings, as amended), as reflected in the most recent financial information of the relevant Lux Guarantor available to the Trustee as at the date the Guarantee is called, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or by its board of directors (conseil d’administration), as applicable.

For the purposes of this Section 12.10, “Net Assets” of a Lux Guarantor shall mean all the assets (actifs) of the relevant Lux Guarantor minus its liabilities (provisions et dettes) as determined, in accordance with Luxembourg generally accepted accounting principles (Lux GAAP) or IFRS, as applicable, and the relevant provisions of the Luxembourg Act of 19 December 2002 on the Luxembourg Companies Register, on accounting and on annual accounts of the companies, as amended. The limitation set forth under paragraphs (a) and (b) above shall not apply to any amounts borrowed under this Indenture or the Credit Agreement and made available, in any form whatsoever, to the relevant Lux Guarantor or any of its direct or indirect Subsidiaries.

Should the financial information referred to in clause (a) and (b) above not be available on the date of this Indenture or on the date this Guarantee is called, the Lux Guarantor’s Net Assets will be determined by the Trustee or any other person designated by the Trustee, acting reasonably, in accordance with the Luxembourg accounting principles applicable to the Lux Guarantor and at the cost of the Lux Guarantor.

SECTION 12.11 Irish Guarantee Limitations. The Guarantee shall not apply to any liability of any Guarantor incorporated under the laws of Ireland (together the “Irish Guarantors”, and each an “Irish Guarantor”), to the extent that it would result in (a) such Guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 (as amended); or (b) any Irish Guarantor contravening the prohibition in Section 239 of the Companies Act 2014 (as amended) on loans, quasi-loans, credit transactions and guarantees and security given by a company in connection with loans, quasi-loans or credit transactions that are made for a director of, or a person connected with a director of, any Irish Guarantor or any holding company of any Irish Guarantor.

SECTION 12.12 Cadence IP Licensee Subordination.

(a) Any Guarantee provided by the Cadence IP Licensee hereunder shall be subordinate in right of payment, to the extent and in the manner hereinafter set forth, to any secured Bank Indebtedness which by its terms requires such subordination, including, without limitation, all Obligations (under and as defined in the agreement described in clause (i) of the definition of the term “Credit Agreement” (for the avoidance of doubt, as same may be modified by the agreement described in clause (ii) of such definition)) of the Cadence IP Licensee (all such Indebtedness being hereinafter collectively referred to as “Senior Indebtedness”), until the latest to occur of (x) with respect to Senior Indebtedness of the kind described in clauses (i) and (ii) of the definition of “Credit Agreement”, the occurrence of the “Termination Date” (as defined in the Credit Agreement applicable to such Senior Indebtedness) and (y) the date of payment in full in cash of such Senior Indebtedness (other than contingent obligations as to which no claim has been made) (such latest date to occur, the “Payoff Date”); provided that the Cadence IP Licensee may make payments under its Guarantee unless an event of default has occurred under such Senior Indebtedness shall have occurred and be continuing and the Cadence IP Licensee shall have received notice from a Senior Indebtedness Representative (provided that no such notice shall be required to be given in the case of any event of default resulting from circumstances of the kind described in Section 12.12(b)). For all purposes herein, the term “Senior Indebtedness Representative” shall mean any administrative agent or trustee for, or other similar representative of, the holders of any such Senior Indebtedness.

(b) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to the Cadence IP Licensee or to its property, and in the event of any proceedings for involuntary liquidation, dissolution or other winding up of the Cadence IP Licensee, or any voluntary liquidation, dissolution or other winding up of the Cadence IP Licensee that violates the terms of, or would result in an event of default under, any document governing or evidencing any Senior Indebtedness, whether or not involving insolvency or bankruptcy, in each case in any jurisdiction, then, if an event of default under any Senior Indebtedness has occurred and is continuing (including as a result of such event), (x) the Payoff Date shall have occurred before the Trustee or any noteholder shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from the Cadence IP Licensee on account of the Cadence IP Licensee’s Guarantee and (y) until the Payoff Date shall have occurred, any such payment or distribution to which the Trustee or any noteholder would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of the Cadence IP Licensee that are subordinated in right of payment to the Senior Indebtedness to at least the same extent as Cadence IP Licensee’s Guarantee is subordinated in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the applicable Senior Indebtedness Representative.

(c) If any event of default under any document governing or evidencing any Senior Indebtedness has occurred and is continuing and after notice from the applicable Senior Indebtedness Representative (provided that no such notice shall be required to be given in the case of any event of default described in Section 12.12(b)), then until the earliest to occur of (x) the Payoff Date, (y) the date on which such event of default shall have been cured or waived and (z) the date on which such Senior Indebtedness Representative shall have rescinded such notice, no payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities) shall be made by or on behalf of the Cadence IP Licensee, or any other person on its behalf, with respect to the Cadence IP Licensee’s Guarantee.

(d) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to the Cadence IP Licensee’s Guarantee shall (despite the subordination provisions set forth in this Section 12.12) be received by the Trustee or any noteholder in violation of Sections 12.12(b) or (c) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by the Trustee or such noteholder, as applicable, in trust (segregated from other property of the Trustee or such noteholder, as applicable) for the benefit of each applicable Senior Indebtedness Representative, and shall be paid over or delivered to any applicable Senior Indebtedness Representatives promptly upon receipt.

(e) The Trustee and each noteholder waive the right to compel that any property of the Cadence IP Licensee or any property of any guarantor of any Senior Indebtedness or any other person be applied in any particular order to discharge such Senior Indebtedness. The Trustee and each noteholder expressly waive the right to require any Senior Indebtedness Representative or any other holder of Senior Indebtedness to proceed against the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person, or to pursue any other remedy in its or their power that the Trustee or such noteholder, as applicable, cannot pursue and that would lighten burden of the Trustee or such noteholder, as applicable, notwithstanding that the failure of any Senior Indebtedness Representative or any such other holder to do so may thereby prejudice the Trustee or such noteholder. The Trustee and each noteholder agree that it shall not be discharged, exonerated or have its obligations hereunder reduced by the delay of any Senior Indebtedness Representative or any other holder of Senior Indebtedness in proceeding against or enforcing any remedy against the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person; by any Senior Indebtedness Representative or any holder of Senior Indebtedness releasing the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person from all or any part of the Senior Indebtedness; or by the discharge of the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person by an operation of law or otherwise, with or without the intervention or omission of any Senior Indebtedness Representative or any such holder.

(f) The Trustee and each noteholder waive all rights and defenses arising out of an election of remedies by any Senior Indebtedness Representative or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of the rights of the Trustee or such noteholder, as applicable, of subrogation, reimbursement, or contribution against the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person. Each of the Trustee and each noteholder expressly waives any rights or defenses it may have by reason of protection afforded to the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person with respect to the Senior Indebtedness pursuant to any anti deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness.

(g) Each of the Trustee and each noteholder agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by a Senior Indebtedness Representative or any other holder of Senior Indebtedness may be rescinded in whole or in part by such Senior Indebtedness Representative or such holder, and any Senior Indebtedness may be continued, and any Senior Indebtedness or the liability of the Trustee or any noteholder, any guarantor thereof or any other person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, modified, accelerated, compromised, waived, surrendered or released by any Senior Indebtedness Representative or any other holder of Senior Indebtedness, in each case without notice to or further assent by the Trustee or such noteholder, as applicable, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for in this Section 12.12.

(h) The Trustee and each noteholder waive any and all notice of the creation, renewal, extension, increase or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth in this Section 12.12. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of the Trustee and each noteholder under this Section 12.12 shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth in this Section 12.12.

(i) To the maximum extent permitted by law, the Trustee and each noteholder waives any claim it might have against any Senior Indebtedness Representative or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of such Senior Indebtedness Representative or any such holder, or any of their controlled and controlling Affiliates and their respective directors, trustees, officers, employees, agents, advisors and members and controlled and controlling Affiliates (collectively, the “Related Parties”), with respect to any exercise of rights or remedies under the documents governing or evidencing such Senior Indebtedness, except to the extent due to the gross negligence or willful misconduct of such Senior Indebtedness Representative or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of any Senior Indebtedness Representative, any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of the Cadence IP Licensee, the Trustee, any noteholder or any other person or to take any other action whatsoever with regard to any such guarantee or any other property.

(j) Subject to the occurrence of the Payoff Date, the Trustee and the noteholders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Cadence IP Licensee applicable to the Senior Indebtedness until the Payoff Date, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Cadence IP Licensee or by or on behalf of the Trustee or any noteholder by virtue of this Section 12.12 which otherwise would have been made to the Trustee or any noteholder shall, as between the Cadence IP Licensee, its creditors other than the holders of Senior Indebtedness, the Trustee and the noteholders, be deemed to be payment by the Cadence IP Licensee to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 12.12 are and are intended solely for the purpose of defining the relative rights of the Trustee and the noteholders, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

(k) The Trustee, each noteholder and the Cadence IP Licensee hereby agree that the subordination provisions set forth in this Section 12.12 are for the benefit of each Senior Indebtedness Representative and the other holders of Senior Indebtedness. Each Senior Indebtedness Representative and the other holders of Senior Indebtedness are beneficiaries of this Section 12.12 to the same extent as if they were parties hereto and each applicable Senior Indebtedness Representative may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth in this Section 12.12.

(l) All rights and interests of each Senior Indebtedness Representative and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Cadence IP Licensee set forth in this Section 12.12, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any document governing or evidencing any Senior Indebtedness;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from any document governing or evidencing any Senior Indebtedness;

(iii) any release, amendment, supplement, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee by the Cadence IP Licensee of any Senior Indebtedness; or

(iv) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Cadence IP Licensee in respect of any Senior Indebtedness or of the Cadence IP Licensee, the Trustee or any noteholder in respect of the subordination provisions set forth in this Section 12.12.

(m) Nothing contained in the subordination provisions set forth in this Section 12.12 is intended to or will impair, as between the Cadence IP Licensee, on the one hand, and the Trustee and the noteholders, on the other hand, the obligations of the Cadence IP Licensee, which are absolute and unconditional, to pay to the Trustee and the noteholders any amount owing under its Guarantee as and when due and payable in accordance with the terms thereof, or is intended to or will affect the relative rights of the Trustee or any noteholder and other creditors of the Cadence IP Licensee other than each Senior Indebtedness Representative and the other holders of Senior Indebtedness.

(n) Until the Payoff Date shall have occurred, no amendment, modification or waiver of, or consent with respect to, any provisions of this Section 12.12 shall be effective unless each Senior Indebtedness Representative shall have provided its prior written consent to such amendment, modification, waiver or consent (such consent not to be unreasonably withheld or delayed).

(o) If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Cadence IP Licensee or any other person or entity is rescinded or must otherwise be returned by the holders of the Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Cadence IP Licensee or such other person or entity), the subordination provisions set forth in this Section 12.12 shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(p) Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII by the Trustee and deposited at a time when permitted by the subordination provisions of this Section 12.12 for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Section 12.12, and none of the noteholders shall be obligated to pay over any such amount to any holder of Senior Indebtedness.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01 Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile, electronically in PDF format or mailed by first-class mail addressed as follows:

if to the Issuer:

42-44, avenue de la Gare

L-1610 Luxembourg

Grand Duchy of Luxembourg

Attention: Principal Financial Officer

Fax: +352-266-279-00

with a copy to:

c/o Mallinckrodt Enterprises LLC

675 McDonnell Blvd.

Hazelwood, MO 63042

Attention: Vice President & Secretary

if to the Co-Issuer or a Guarantor:

c/o Mallinckrodt Enterprises LLC

675 McDonnell Blvd.

Hazelwood, MO 63042

Attention: Treasurer

with a copy to:

c/o Mallinckrodt Enterprises LLC

675 McDonnell Blvd.

Hazelwood, MO 63042

Attention: Vice President & Secretary

if to the Trustee:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, New York 10005

Attn: Corporates Team – Mallinckrodt International Finance S.A.

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team – Mallinckrodt International Finance S.A.

Fax: 732-578-4635

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders of such Notes may be made electronically in accordance with procedures of the Depository.

SECTION 13.02 Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 13.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Trustee at the request of the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 13.05 When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.06 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and Paying Agent may make reasonable rules for their functions.

SECTION 13.07 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.08 GOVERNING LAW; Jurisdiction. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

The Issuers, the Parent and any Guarantor each irrevocably consent and agree, for the benefit of the holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against any of them with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the non exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues.

The Issuer hereby irrevocably and unconditionally designates and appoints Mallinckrodt Enterprises LLC, 675 McDonnell Blvd., Hazelwood, MO 63042, U.S.A. (and any successor entity) as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon Mallinckrodt Enterprises LLC shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Issuer, as the case may be. Said designation and appointment shall be irrevocable. Nothing in this Section 13.08 shall affect the right of the holders to serve process in any manner permitted by law or limit the right of the holders to bring proceedings against a Guarantor or the Issuers in the courts of any jurisdiction or jurisdictions. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment set forth in the immediately preceding sentence in full force and effect so long as the Notes are outstanding. The Issuer hereby irrevocably and unconditionally authorizes and directs its agent to accept such service on its behalf. If for any reason any authorized agent ceases to be available to act as such, the Issuer agrees to designate a new agent in the United States of America.

SECTION 13.09 No Recourse Against Others. No director, officer, employee, manager or incorporator of the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor and no holder of any Equity Interests in the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor, as such, will have any liability for any obligations of an Issuer or any Guarantor under the Notes, this Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

SECTION 13.10 Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Notwithstanding the foregoing, the exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

SECTION 13.12 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.13 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 13.14 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.15 Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 13.16 U.S.A. Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law,” for example section 326 of the USA PATRIOT Act of the United States), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ John Einwalter
Name: John Einwalter Title: Director

MALLINCKRODT CB LLC

By:	/s/ John Einwalter
Name: John Einwalter Title: Director

[Signature Page – Indenture]

MALLINCKRODT US HOLDINGS INC.

MALLINCKRODT CARIBBEAN, INC.

MALLINCKRODT US POOL LLC

MALLINCKRODT INC.

LUDLOW CORPORATION

CNS THERAPEUTICS, INC.

ENTERPRISES HOLDINGS, INC.

MALLINCKRODT ENTERPRISES LLC

MALLINCKRODT LLC

LIEBEL-FLARSHEIM COMPANY LLC

MALLINCKRODT BRAND         PHARMACEUTICALS, INC.

MALLINCKRODT VETERINARY, INC.

MALLINCKRODT US HOLDINGS LLC

IMC EXPLORATION COMPANY

MEH, INC.

MALLINCKRODT ENTERPRISES HOLDINGS,         INC.

MALLINCKRODT MFC LLC

MALLINCKRODT APAP LLC

MALLINCKRODT NUCLEAR MEDICINE LLC

MALLINCKRODT HOSPITAL PRODUCTS         INC.

MALLINCKRODT ARD HOLDINGS INC.

MALLINCKRODT ARD INC.

VIKING PROJECT COMPANY, LLC

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

COMPOUND HOLDINGS II, INC. IKARIA, INC. INO THERAPEUTICS LLC IKARIA THERAPEUTICS LLC IKARIA INTERNATIONAL, INC.

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

[Signature Page – Indenture]

MALLINCKRODT PLC

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

MALLINCKRODT IP

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

MALLINCKRODT IRELAND LIMITED

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

ACTHAR IP

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

MALLINCKRODT BUCKINGHAM

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

MALLINCKRODT WINDSOR IRELAND FINANCE

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

[Signature Page – Indenture]

MALLINCKRODT HOLDINGS GMBH

By:	/s/ Alan Catterson
Name: Alan Catterson Title: Managing Director

MALLINCKRODT FINANCE GMBH

By:	/s/ Alan Catterson
Name: Alan Catterson Title: Managing Director

[Signature Page – Indenture]

MALLINCKRODT ARD HOLDINGS LIMITED

By:	/s/ Alan Cotton
Name: Alan Cotton Title: Director

MALLINCKRODT ENTERPRISES UK LIMITED

By:	/s/ Alan Cotton
Name: Alan Cotton Title: Director

MUSHI UK HOLDINGS LIMITED

By:	/s/ Alan Cotton
Name: Alan Cotton Title: Director

MALLINCKRODT UK LTD

By:	/s/ Alan Cotton
Name: Alan Cotton Title: Director

MKG MEDICAL UK LTD

By:	/s/ Alan Cotton
Name: Alan Cotton Title: Director

[Signature Page – Indenture]

MALLINCKRODT LUX IP S.À R.L.

By:	/s/ John Einwalter
Name: John Einwalter Title: Manager

MALLINCKRODT QUINCY S.À R.L.

By:	/s/ John Einwalter
Name: John Einwalter Title: Manager

MALLINCKRODT WINDSOR S.À R.L.

By:	/s/ John Einwalter
Name: John Einwalter Title: Manager

[Signature Page – Indenture]

MALLINCKRODT INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ John Einwalter
Name: John Einwalter Title: Manager

[Signature Page – Indenture]

MALLINCKRODT HOLDINGS LIMITED

By:	/s/ Alan Cotton
Name: Alan Cotton Title: Director

[Signature Page – Indenture]

MALLINCKRODT HOLDINGS LIMITED, in its capacity as a member of MALLINCKRODT UK FINANCE LLP

By:	/s/ Kenneth L. Wagner
Name: Kenneth L. Wagner Title: Director

[Signature Page – Indenture]

MALLINCKRODT PHARMA IP TRADING DESIGNATED ACTIVITY COMPANY

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

[Signature Page – Indenture]

MALLINCKRODT HOSPITAL PRODUCTS IP LIMITED

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

MALLINCKRODT ARD IP LIMITED

By:	/s/ Alasdair Fenlon
Name: Alasdair Fenlon Title: Director

[Signature Page – Indenture]

MALLINCKRODT ARD FINANCE INC.

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

MHP FINANCE INC.

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

MALLINCKRODT CRITICAL CARE FINANCE INC.

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

INOMAX MANUFACTURING LLC

By:	/s/ John Einwalter
Name: John Einwalter Title: Vice President & Treasurer

[Signature Page – Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee By: Deutsche Bank National Trust Company

By:	/s/ Robert S. Peschler
Name: Robert S. Peschler Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan Title: Vice President

[Signature Page – Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note and Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture, as applicable.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuers to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

Appendix A-1

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2 Other Definitions.

Term:	Defined in Section:

Agent Members	2.1(b)

Clearstream	2.1(b)

Euroclear	2.1(b)

Global Notes	2.1(b)

Regulation S Global Notes	2.1(b)

Regulation S Permanent Global Notes	2.1(b)

Regulation S Temporary Global Notes	2.1(b)

Rule 144A Global Notes	2.1(b)

2. The Notes.

2.1 Form and Dating; Global Notes.

(a) The Initial Notes issued on the date hereof will be (i) privately placed by the Issuers pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more agreements in accordance with applicable law.

(b) Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Appendix A-2

Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes.

The Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii) Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuers at any time that it is unwilling or unable to continue as depositary for such Global Note and a successor depositary is not appointed within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act, (y) the Issuers, at their option, notify the Trustee in writing that the Issuers elect to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon request but only upon at least 20 days’ prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures and will bear, in the case of the Rule 144A Global Notes or the Regulation S Global Notes, the restrictive legend required by Section 2.2(f) below.

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and, upon written order of the Issuers signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv) Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi) The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

Appendix A-3

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

A beneficial interest in a Regulation S Global Note to be transferred to a Person who takes delivery in the form of an interest in a Rule 144A Global Note may be made only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made: (1) to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A; and (2) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the

Appendix A-4

Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

(iv) Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officers’ Certificate in accordance with Section 2.01 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i) Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

Appendix A-5

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B) if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C) if such Transfer Restricted Definitive Note is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D) if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E) if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F) if such Transfer Restricted Definitive Note is being transferred to the Issuers or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii) Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officers’ Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

Appendix A-6

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officers’ Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv) Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i) Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D) if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (D) above, a certificate in the form attached to the applicable Note; and

(E) if such transfer will be made to the Issuers or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii) Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

Appendix A-7

(B) if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv) Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f) Legend.

(i) Except as permitted by the following paragraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS, IN THE CASE OF RULE 144A NOTES, ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), OR, IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN

Appendix A-8

RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

Each Regulation S Note shall bear the following additional legend:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

Appendix A-9

(iii) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of

Appendix A-10

any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-11

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC

(AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS, IN THE CASE OF RULE 144A NOTES, ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), OR, IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT

Exhibit A-1

THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-2

[FORM OF INITIAL NOTE]

MALLINCKRODT INTERNATIONAL FINANCE S.A.

MALLINCKRODT CB LLC

No. [ ]	144A CUSIP No. 561233 AD9
144A ISIN No. US561233AD96
REG S CUSIP No. L6233L AD8
REG S ISIN No. USL6233LAD84

$[ ]

5.625% Senior Note due 2023

Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC promise to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on October 15, 2023.

Interest Payment Dates: April 15 and October 15, commencing April 15, 2016.

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-3

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name: Title:

MALLINCKRODT CB LLC

By:
Name: Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

DEUTSCHE BANK TRUST COMPANY AMERICAS as

    Trustee, certifies that this is one of the Notes referred to in the Indenture.

By: Deutsche Bank National Trust Company

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES – SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

Exhibit A-4

[FORM OF REVERSE SIDE OF INITIAL NOTE]

5.625% Senior Note Due 2023

1.	Interest

MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg and being registered with the Luxembourg Register of Commerce and Companies under number B 172 865 (together with any successor thereto, the “Issuer”), and MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest semiannually on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing April 15, 2016. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from September 24, 2015, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on April 1 or October 1 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Parent, so long as it is organized in the United States, or any of its Subsidiaries organized in the United States may act as Paying Agent or Registrar.

4.	Indenture

The Issuers issued the Notes under an Indenture dated as of September 24, 2015 (the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

Exhibit A-5

The Notes are unsecured, unsubordinated obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes may, at the Issuers’ option, be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable. The Indenture imposes certain limitations on the ability of the Parent and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

The Guarantors (including each Wholly Owned Restricted Subsidiary of the Parent that is required to guarantee the Guaranteed Obligations pursuant to Section 4.11 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.

5.	Redemption

On or after October 15, 2018, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 days’ nor more than 60 days’ prior notice mailed by the Issuer by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address and upon not less than 30 days’ nor more than 60 days’ prior written notice to the Trustee (or such shorter period as may be agreed by the Trustee), at (i) the following redemption prices (expressed as a percentage of principal amount), plus (ii) accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

In addition, prior to October 15, 2018, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 days’ nor more than 60 days’ prior notice mailed by the Issuer by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address and upon not less than 30 days’ nor more than 60 days’ prior written notice to the Trustee (or such shorter period as may be agreed by the Trustee), at (i) a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of the applicable redemption date plus (ii) accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2018, the Issuers may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or are used to purchase Capital Stock (other than Disqualified Stock) of the Issuer, at (i) a redemption price (expressed as a percentage of principal amount thereof) of 105.625%, plus (ii) accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional

Exhibit A-6

Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 days’ nor more than 60 days’ notice mailed, or delivered electronically if the Notes are held by DTC, by the Issuer to each holder of Notes and upon not less than 30 days’ nor more than 60 days’ prior written notice to the Trustee (or such shorter period as may be agreed by the Trustee) being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any such redemption described above or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering.

6.	Redemption for Changes in Withholding Taxes

The Issuers may, at their option, redeem all (but not less than all) of the Notes then outstanding, in each case at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which shall become due on the applicable redemption date as a result of the redemption or otherwise if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction, or the official written interpretation of such laws, which change or amendment is publicly announced and becomes effective after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date), the Issuers are, or on the next Interest Payment Date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Issuers (including, for the avoidance of doubt, the appointment of a new paying agent). Notwithstanding the foregoing, no such notice of redemption as a result of a Change in Tax Law will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obligated to pay Additional Amounts as a result of a Change in Tax Law and (b) unless, at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to any redemption of Notes pursuant to the preceding paragraph, the Issuers shall deliver to the Trustee (i) an Officers’ Certificate stating that the Issuers are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (ii) an opinion of independent tax counsel reasonably acceptable to the Trustee to the effect that a Change in Tax Law has occurred that would entitle the Issuers to redeem the Notes. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.

7.	Mandatory Redemption

Except as set forth in Section 3.09 of the Indenture, the Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

8.	Notice of Redemption

Notices of redemption will be mailed (or caused to be mailed) by first-class mail, or delivered electronically if the Notes are held by DTC, at least 30 but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes pursuant to Article VIII thereof. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.

Exhibit A-7

9.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuers will be required to offer to purchase Notes upon the occurrence of certain events.

10.	[Intentionally Omitted]

11.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes payable on transfer that are required by law or permitted by the Indenture. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

12.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

13.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

14.	Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.

15.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Guarantees may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding.

The Issuers and the Trustee may amend the Indenture, the Notes and the Guarantees without notice to or the consent of any holder (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under the Indenture and the Notes; (iii) to provide for the assumption by a Successor Person (with respect to any Guarantor or the US Co-Issuer, as applicable), of the obligations of a Guarantor or the US Co-Issuer, as applicable, under the Indenture and the Notes or its Guarantee, as applicable; (iv) to provide for uncertificated Notes in addition to or in place of

Exhibit A-8

certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to conform the text of the Indenture, the Notes or the Guarantees to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the Indenture, the Notes or the Guarantees was intended by the Issuer to be a verbatim recitation of a provision in the “Description of Notes” in the Offering Memorandum, as stated in an Officers’ Certificate of the Issuer; (vi) to add a Guarantee or collateral with respect to the Notes; (vii) to secure the Notes; (viii) to release a Guarantee as permitted by the Indenture; (ix) to add to the covenants of the Parent or the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Parent or the Issuers; (x) to make any change that does not adversely affect the rights of any holder in any material respect; or (xi) to effect any provision of the Indenture or to make changes to the Indenture to provide for the issuance of Additional Notes.

16.	Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuers) occurs and is continuing, the Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuers occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration and its consequences if:

(a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee written notice that an Event of Default is continuing with respect to such holder’s Notes, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

17.	Trustee Dealings with the Issuers

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

Exhibit A-9

18.	No Recourse Against Others

No director, officer, employee, manager or incorporator of the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor and no holder of any Equity Interests in the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor, as such, will have any liability for any obligations of an Issuer or any Guarantor under the Notes, the Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

19.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

22.	CUSIP Numbers; ISINs

The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.

The Issuers will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.

and irrevocably appoint                  agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

Exhibit A-11

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF RESTRICTED NOTE

This certificate relates to $                 principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuers; or
(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933 and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction; or
(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or Rule 904 (or Rule 144 if available) under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or
(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or
(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Exhibit A-12

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

Exhibit A-13

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

Exhibit A-14

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $                    . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

Exhibit A-15

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐                                                          Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-16

EXHIBIT B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]

TRANSFEREE LETTER OF REPRESENTATION

[MALLINCKRODT INTERNATIONAL FINANCE S.A.

MALLINCKRODT CB LLC]

c/o Deutsche Bank Trust Company Americas

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 5.625% Senior Notes due 2023 (the “Notes”) of MALLINCKRODT INTERNATIONAL FINANCE S.A. and MALLINCKRODT CB LLC (collectively with their respective successors and assigns, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either of the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the

Exhibit B-1

Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (b), (c) or (d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Trustee.

Dated:

TRANSFEREE:                                         ,

By:

Exhibit B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [            ], among [GUARANTOR] (the “New Guarantor”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg and being registered with the Luxembourg Register of Commerce and Companies under number B 172 865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuers, certain Guarantors and the Trustee have heretofore executed an indenture, dated as of September 24, 2015 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 5.625% Senior Notes due 2023 (the “Notes”), initially in the aggregate principal amount of $750,000,000.00;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Parent is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the New Guarantor and the Issuers are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture. [Issuers may insert language to give effect to Applicable Guarantee Limitations, if any]

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.01 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Exhibit C-1

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

6. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuers and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8. Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Remainder of page intentionally left blank.]

Exhibit C-2

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

MALLINCKRODT CB LLC

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Supplemental Indenture]